Exhibit 2.1

MAIN STREET FAMILY PHARMACY, LLC

EQUITY PURCHASE AGREEMENT

Dated as of September 24, 2010

EQUITY PURCHASE AGREEMENT

This Agreement dated as of September 24, 2010 (the “Agreement”) is entered into by and between Capital Group Holdings, Inc., a Minnesota corporation (the “Purchaser”), and Christy Newbaker, an individual residing at 2776 Viar Rd., Dyersburg, TN 38024-8466 (the “Seller”).

WHEREAS, the Board of Directors of the Purchaser and the managing member of Main Street Family Pharmacy, LLC, a Tennessee limited liability company (the “Company”), have each determined that it is in the best interests of the Company’s sole equity holder and the equity holders of the Purchaser for the Purchaser to acquire all of the outstanding equity of the Company from the Seller (the “Acquisition”);

WHEREAS, the Seller is the record owner and holder of one hundred percent (100%) of the outstanding membership interest of the Company;

WHEREAS, in furtherance of the Acquisition, the managing member of the Company has approved the sale of one hundred percent (100%) of the outstanding membership interest of the Company by the Seller to the Purchaser in accordance with the Company’s Operating Agreement, dated as of October 1, 2007 (the “Operating Agreement”), the Company’s Articles of Organization, the Tennessee Limited Liability Company Act, and all other applicable laws (and the terms and conditions set forth herein), of which such sale is not inconsistent with; and

WHEREAS, in furtherance of the Acquisition, the Board of Directors of the Purchaser has approved the purchase by the Purchaser from the Seller of one hundred percent (100%) of the outstanding membership interest of the Company in accordance with the Purchaser’s By-Laws, Articles of Incorporation, as amended, the general corporation law of the State of Minnesota, and all other applicable laws (and the terms and conditions set forth herein), of which such purchase is not inconsistent with.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for such consideration the sufficiency of which is hereby acknowledged; and intending to be legally bound hereby, the Purchaser, the Company and the Seller hereby agree as follows:

1.           Sale of Membership Interest.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller will sell, convey, transfer and deliver to the Purchaser, and the Purchaser will purchase from the Seller, one hundred percent (100%) of the total outstanding membership interest of the Company (the “Units”) in consideration of the Purchase Price (as defined below) set forth in this Agreement.

2.           Closing

2.1           The Closing.  Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the sale and purchase of the Units (equaling one hundred percent (100%) of the total outstanding membership interest of the Company) shall take place at the offices of Desmond & Scott, LLP, 75 Arlington Street, Suite 500, Boston, MA 02116 (or remotely via the exchange of documents and signatures) on the date of this Agreement (the “Closing Date”).  At the Closing:

(a)           the Seller shall deliver to the Purchaser the Disclosure Schedule (as defined in Section 3);

(b)           the Company, the Seller and the Purchaser shall execute an amendment to the Operating Agreement, pursuant to which, the Purchaser shall be added as the sole “member” of the Company;

(c)           the Seller shall deliver to the Purchaser certificates, as of the most recent practicable dates, (i) as to the good standing of the Company issued by the Secretary of State of the State of Tennessee and (ii) as to the due qualification of the Company as a foreign limited liability company issued by the Secretary of State of each state in which the Company conducts operations which require the Company to be registered as a foreign limited liability company in such state;

(d)           the Seller shall deliver to the Purchaser the Articles of Organization of the Company, as in effect as of the Closing Date, certified by the Secretary of State of the State of Tennessee;

(e)           the Seller shall deliver to the Purchaser a Seller’s Certificate attesting as to (i) the Operating Agreement of the Company; and (ii) resolutions of the managing member of the Company, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby;

(f)           the Purchaser shall pay to the Seller, by wire transfer of immediately available funds, cancellation or conversion of indebtedness or other method acceptable to the Seller, three hundred thousand dollars ($300,000) (the “Cash Purchase Price”) for the Units;

(g)           the Purchaser shall deliver to the Seller (i) a certificate for four million (4,000,000) shares of Common Stock, $0.01 par value per share, of the Purchaser (“Purchaser Common Stock”) and (ii) a certificate for four million (4,000,000) shares of Common Stock, $0.001 par value per share (equaling forty percent (40%) of the outstanding Common Stock), of OneHealthPassRX, Inc., a Nevada Corporation and a wholly-owned subsidiary of the Purchaser (the “OHP Common Stock”) (collectively, the “Equity Purchase Price”, and together with the Cash Purchase Price, the “Purchase Price”); provided, however, that the Seller may designate that some or all of the shares of Purchaser Common Stock and/or OHP Common Stock shall be issued to an immediate relative of the Seller.

3.           Representations of the Seller.  Except as disclosed by the Seller in a written Disclosure Schedule provided by the Seller to the Purchaser dated the date hereof (the “Disclosure Schedule”), the Seller hereby represents and warrants to the Purchaser that the statements contained in this Section 3 are complete and accurate as of the date of this Agreement.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection of this Section 3, unless otherwise specified.

3.1           Organization and Standing.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.  The Company is duly qualified to do business as a foreign corporation and is in good standing in every other jurisdiction in which the failure so to qualify would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Company (a “Company Material Adverse Effect”).  The Seller has furnished to the Purchaser complete and accurate copies of the Company’s Articles of Organization and Operating Agreement, each as amended to date and presently in effect.  The Company has at all times complied with all provisions of its Articles of Organization and Operating Agreement and is not in default under, or in violation of, any such provision.  The Company is not, and has never been, a “shell company,” as described in paragraphs (i)(1)(i) and (ii) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3.2           Subsidiaries, Etc.  The Company has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.

3.3           Capitalization.

1.           The Seller is the sole owner of the Units and has the unrestricted right and authority to sell, convey and transfer the Units to the Purchaser pursuant to the terms of this Agreement.  All of the issued and outstanding membership units of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  All of the issued and outstanding membership units of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

2.           The Disclosure Schedule includes a complete and accurate list, as of the date of this Agreement, of all equity incentive plans and other equity-related plans of the Company (the “Company Equity Plans”), indicating for each Company Equity Plan the number of membership units issued to date under such Plan, the number of membership units subject to outstanding options under such Plan and the number of shares reserved for future issuance under such Plan.  The Seller has furnished to the Purchaser complete and accurate copies of all Company Equity Plans.

3.           Except as set forth in this Section 3.3 or the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any membership units of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any of its membership units, any evidences of indebtedness or assets of the Company, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its membership units or any interest therein or to pay any dividend or to make any other distribution in respect thereof.

4.           There is no agreement, written or oral, between the Company and any holders of its securities, or, to the best of the Seller’s knowledge, among any holder of its securities, relating to the sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the membership units of the Company.

3.4           Authority for Agreement; No Conflict.  The execution, delivery and performance by the Seller of this Agreement, and the consummation by the Seller of the transactions contemplated hereby, have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions by the Seller will not (a) conflict with or violate any provision of the Articles of Organization or Operating Agreement of the Company, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company or the Seller is a party or by which the Company or the Seller is bound or to which their assets are subject, (c) result in the imposition of any Security Interest upon any assets of the Company or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.  For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

3.5           Governmental Consents.

1.           No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”) is required on the part of the Company or the Seller in connection with the offer, issuance, sale and delivery of the Units or the other transactions to be consummated at the Closing, as contemplated by this Agreement, except such filings as shall have been made prior to and shall be effective on and as of the Closing and such filings required to be made after the Closing under applicable federal and state securities laws, all of which filings are specified in the Disclosure Schedule.  Based on the representations made by the Purchaser in Section 4 of this Agreement, the offer and sale of the Units to the Purchaser will be in compliance with applicable federal and state securities laws.

2.           The total assets of the Company reflected on the last regularly prepared balance sheet of the Company prior to the Closing Date were less than $12.6 million.

3.6           Litigation.  There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Seller’s knowledge, any basis therefor or threat thereof, against the Company or the Seller, which questions the validity of this Agreement or the right of the Seller to enter into this Agreement, or which might result, either individually or in the aggregate, in a Company Material Adverse Effect.  There is no litigation pending, or, to the best of the Seller’s knowledge, any basis therefor or threat thereof, against the Company, the Seller, or any of its employees by reason of the past employment relationships of any of the Seller or employees, the proposed activities of the Company, or negotiations by the Company with possible investors in the Company.  The Company is not subject to any outstanding judgment, order or decree.

3.7           Absence of Undisclosed Liabilities.  The Company does not have any liability (whether known or unknown and whether absolute or contingent), except for (a) liabilities not in excess of $25,000 in the aggregate, which have arisen in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (b) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet and which would not, either individually or in the aggregate, have or result in a Company Material Adverse Effect.

3.8           Absence of Changes.  Since the date on which the Company filed its last Tax Return (as defined below), there has not been:  (a) any change in the assets, liabilities, financial condition or operations of the Company, except changes in the ordinary course of business that have not been, either individually or in the aggregate, materially adverse; (b) any change (individually or in the aggregate), except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company; (d) any waiver or compromise by the Company of a valuable right or of a material debt owed to it; (e) any loans made by the Company to its employees, officers or directors other than travel advances made in the ordinary course of business; (f) any extraordinary increases in the compensation of any Company’s employees, officers or directors; (g) any declaration or any payment of any dividend or other distribution of the assets of the Company; (h) any issuance or a sale by the Company of any of its membership units or other securities; (i) to the best of the Seller’s knowledge, any other event or condition of any character that has materially and adversely affected the Company’s business or prospects; or (j) any agreement or commitment by the Company to do any of the things described in this Section 3.8.

3.9           Taxes.

1.           For purposes of this Agreement:  (i) “Tax” or “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any other Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof; and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes and any amendment thereof.

2.           The provision for Taxes is sufficient in all material respects for the payment of all unpaid Taxes for all periods ending on or before the date thereof.  The Company has timely filed or obtained presently effective extensions with respect to all Tax Returns that are or were required to be filed by it, such Tax Returns are complete and accurate in all material respects and all Taxes shown thereon to be due have been timely paid.  All Taxes that the Company is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity.  The Tax Returns of the Company have not been audited by any Governmental Entity, and no controversy with respect to Taxes is pending or, to the best of the Seller’s knowledge, threatened.

3.           The Company is not now and has never been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.

3.10           Property and Assets.  The Company has good title to, or a valid leasehold interest in, all of its material properties and assets, including all properties and assets reflected in the Company’s financial documents, except those disposed of since the date thereof in the ordinary course of business, and none of such properties or assets is subject to any Security Interest other than those the material terms of which are described in the Company’s financial documents or in the Disclosure Schedule.

3.11           Intellectual Property.

1.           The Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company and (ii) each Customer Deliverable (as defined below) of the Company.

2.           The Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems (as defined below). The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property (as defined below), and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in the Disclosure Schedule), and, to the best of the Company’s knowledge, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

3.           None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity, and neither the marketing, distribution, provision or use of any Customer Deliverables currently under development by the Company will, when such Customer Deliverables are commercially released by the Company, infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any person or entity that exist today.  None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.  The Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Purchasers complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Purchasers complete and accurate copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

4.           The Disclosure Schedule identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as described in the Disclosure Schedule, the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Company Intellectual Property.

5.           The Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” or “click through” licenses).

6.           The Company has not disclosed the source code for any software developed by it, or other confidential information constituting, embodied in or pertaining to such software, to any person or entity, except pursuant to the agreements listed in the Disclosure Schedule, and the Company has taken reasonable measures to prevent disclosure of such source code.

7.           All of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company.  No portion of such copyrightable materials was jointly developed with any third party.

8.           The Disclosure Schedule lists all Open Source Materials (as defined below) that the Company has used in any way and describes the manner in which such Open Source Materials have been used by the Company, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company.  Except as set forth in the Disclosure Schedule, the Company has not (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any Customer Deliverables, (ii) distributed Open Source Materials in connection with any Customer Deliverables, or (iii) used Open Source Materials that (with respect to either clause (i), (ii) or (iii) above) (A) create, or purport to create, obligations for the Company with respect to software developed or distributed by the Company or (B) grant, or purport to grant, to any third party any rights or immunities under intellectual property rights.  Without limiting the generality of the foregoing, the Company has not used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge.

9.           To the best of the Company’s knowledge, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

10.           For purposes of this Agreement, the following terms shall have the following meanings:

a.           “Customer Deliverables” shall mean (A) the products that the Company (1) currently manufactures, markets, sells or licenses or (2) currently plans to manufacture, market, sell or license in the future and (B) the services that the Company (1) currently provides or (2) currently plans to provide in the future.

b.           “Internal Systems” shall mean the internal systems of the Company that are used in its business or operations, including, computer hardware systems, software applications and embedded systems.

c.           “Intellectual Property” shall mean all: (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (B) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registration thereof; (D) mask works and registrations and applications for registration thereof; (E) computer software, data and documentation; (F) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works; (G) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (H) copies and tangible embodiments thereof.

d.           “Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company and incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

e.           “Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

3.12           Insurance.  The Company maintains valid policies of workers’ compensation insurance and of insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by business entities of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.

3.13           Material Contracts and Obligations.  The Disclosure Schedule sets forth a list of all material agreements or commitments of any nature (whether written or oral) to which the Company is a party or by which it is bound, including without limitation (a) any agreement which requires future expenditures by the Company in excess of $25,000 or which might result in payments to the Company in excess of $25,000, (b) any employment or consulting agreement, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase or similar plan or arrangement, (c) any distributor, sales representative or similar agreement, (d) any agreement with any current or former member, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, (e) any agreement under which the Company is restricted from carrying on any business anywhere in the world, (f) any agreement relating to indebtedness for borrowed money, (g) any agreement for the disposition of a material portion of the Company’s assets (other than for the sale of inventory in the ordinary course of business), (h) any agreement for the acquisition of the business or securities or other ownership interests of another party or (i) any other agreement that is material to the operations, business or finances of the Company.  The Seller has delivered or made available to the Purchaser copies of the foregoing agreements (or an accurate summary of any oral agreement).  All of such agreements and contracts are valid, binding and in full force and effect.  Neither the Company, nor, to the best of the Seller’s knowledge, any other party thereto, is in default of any of its obligations under any of the agreements or contracts listed in the Disclosure Schedule.

3.14           Compliance.  The Company has, in all material respects, complied with all laws, regulations and orders applicable to its present and proposed business and has all material permits and licenses required thereby.  There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound, or, to the best of the Seller’s knowledge, of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company, which materially adversely affects or, so far as the Seller may now foresee, in the future is reasonably likely to result in or have a Company Material Adverse Effect.  To the best of the Seller’s knowledge, none of the employees of the Company is in violation of any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation.

3.15           Employees.

1.           All current and former employees of the Company (including the Seller) who have or have had access to confidential or proprietary information of the Company have executed and delivered non-disclosure and assignment of inventions agreements and all of such agreements are in full force and effect.  All current and former consultants of the Company that have performed development work or provided technical services to the Company or have otherwise had access to confidential or proprietary information of the Company have executed and delivered non-disclosure and assignment of inventions agreements, copies of which have been delivered to the Purchaser, and all of such agreements are in full force and effect.

2.           The Seller is not aware that any employee of the Company has plans to terminate his or her employment relationship with the Company.  All employees of the Company are engaged by the Company on a full time basis.  The Company has complied in all material respects with all applicable laws relating to wages, hours, equal opportunity, collective bargaining, workers’ compensation insurance and the payment of social security and other Taxes.  None of the employees of the Company is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Company (including, without limitation, any organizational drive) or, to the best of the Company’s knowledge, threatened.  The Disclosure Schedule sets forth a list of all agreements between any manager or officer of the Company and a previous employer of such person that contains non-competition or non-solicitation covenants.  The Seller has delivered copies of such agreements to the Purchaser.  No employee of the Company is obligated under any contract or subject to any judgment, decree or administrative order that would conflict or interfere with (i) the performance of the employee’s duties as an employee, manager or officer of the Company, or (ii) the Company’s business as conducted or proposed to be conducted.

3.16           ERISA.  The Disclosure Schedule hereto lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by the Company.  Each of such employee benefit plans complies in all material respects with (a) all applicable requirements of ERISA and (b) all applicable requirements of the Code.

3.17           Books and Records.  The minute books of the Company contain complete and accurate records of all meetings and other actions of its managing member.  The equity ledger of the Company is complete and accurate and reflects all issuances, transfers, repurchases and cancellations of membership units of the Company.

3.18           Permits.  The Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (“Permits”) issued to or held by the Company.  Such listed Permits are the only Permits that are required for the Company to conduct its business as presently or proposed to be conducted, except for those the absence of which would not have a Company Material Adverse Effect.  Each such Permit is in full force and effect and, to the best of the Seller’s knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

3.19           Environmental Matters.

1.           The Company has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the best of the Company’s knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.  For purposes of this Agreement, “Environmental Law” shall mean any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

2.           The Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern (as defined below) into the environment. For purposes of this Agreement, “Materials of Environmental Concern” shall mean any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

3.           The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

4.           The Seller is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

3.20           Disclosures.  Neither this Agreement nor any Exhibit hereto, nor any report, oral statement, certificate or instrument furnished by the Seller to the Purchaser or its counsel in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.21           Conflicting Agreements.  The Seller is not and will not be, as a result of the transactions contemplated hereby or for any other reason, in violation of (a) any fiduciary or confidential relationship, (b) any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition, non-solicitation or non-hire, or (c) any other contract or agreement, or any judgment, decree or order of any court or administrative agency, relating to or affecting the right of the Seller to be employed by the Company or to serve as an officer or director thereof.  No such relationship, term, contract, agreement, judgment, decree or order conflicts with the Seller’s obligations to use his best efforts to promote the interests of the Company, nor does the execution and delivery of this Agreement, nor the carrying on of the Company’s business as an officer or employee of the Company, conflict with any such relationship, term, contract, agreement, judgment, decree or order.

3.22           Intellectual Property.  The Seller does not own or have any right, title or interest in or to the Intellectual Property of the Company.  The Seller represents and warrants that the Company is the sole person with any right, title or interest in or to the Intellectual Property.

3.23           Member Agreements.  Except as contemplated by or disclosed in this Agreement, the Seller is not a party to and has no knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the membership units of the Company.

3.24           Accredited Investor.  The Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

3.25           Rule 144. The Seller understands that the Purchaser Common Stock and the OHP Common Stock must be held indefinitely unless such securities are registered under the Securities Act or an exemption from registration is available. The Seller acknowledges that such person is familiar with Rule 144 of the rules and regulations of the U.S. Securities and Exchange Commission, as amended, promulgated pursuant to the Securities Act ("Rule 144"), and that the Seller has been advised that Rule 144 permits resales only under certain circumstances. The Seller understands that to the extent that Rule 144 is not available, the Seller will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

4.           Representations of the Purchaser.  The Purchaser represents and warrants to the Company and the Seller as follows:

4.1           Organization and Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.  The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in every other jurisdiction in which the failure so to qualify would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Purchaser.  The Purchaser has furnished to the Seller complete and accurate copies of its Articles of Incorporation and By-laws, each as amended to date and presently in effect.  The Purchaser has at all times complied with all provisions of its Articles of Incorporation and By-laws and is not in default under, or in violation of, any such provision.

4.2           Investment.  The Purchaser is acquiring the Units for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Exhibits hereto, the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4.3           Accredited Investor.  The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

4.4           Authority.  The Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms.  The Purchaser represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

4.5           Experience.  The Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to the Purchaser any and all written information which it has requested and have answered to such Purchaser’s satisfaction all inquiries made by the Purchaser; and the Purchaser has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and the Purchaser is able financially to bear the risks thereof.

5.           Covenants.

5.1           Seller Employment Agreement.  The Purchaser hereby covenants and agrees to use its reasonable best efforts to enter into an employment agreement with the Seller and Mr. David Newbaker, an individual residing at 2776 Viar Rd., Dyersburg, TN 38024-8466, immediately following the Closing, pursuant to which, Mr. Newbaker and the Seller shall be employed by the OneHealthPassRX, Inc. as its President and Vice President of Operations, respectively, for a period of four (4) years.

5.2           Common Stock Lock-Up.  The Seller, and any affiliate of the Seller to whom the Purchaser Common Stock and/or OHP Common Stock is transferred pursuant to Section 2.1(h), covenants and agrees to enter into a lock-up agreement, pursuant to which the Seller and any such affiliate will be restricted from transferring any of the Purchaser Common Stock for a period of twelve (12) months from the date of such Agreement (a “Lock-Up Agreement”).  The Purchaser covenants and agrees to use its reasonable best efforts to have each of its directors, officers and employees who own shares of the Purchaser’s common stock enter into a Lock-Up Agreement.

5.3           Unit Repurchase.  The Purchaser hereby covenants and agrees that should any of the following events or conditions occur, the Seller shall have the right to repurchase the Units for the aggregate amount of the Purchase Price paid to the Seller:

(a)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Purchaser, or of a substantial part of the property or assets of the Purchaser, under Title 11 of the United States Code, as now constituted or hereafter amended, or any successor to or replacement of such statute, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, conservator or similar official for the Purchaser or for a substantial part of the properties or assets of the Purchaser or (C) the winding-up, liquidation or dissolution of the Purchaser; and such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered;

(b)           the Purchaser (A) voluntarily commences any proceeding or files any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any successor to or replacement of such statute, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) consents to, or fails to contest in a timely and appropriate manner, the commencement against of any proceeding or the filing of any petition described in clause (iii) above, (C) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Purchaser or for a substantial part of the properties or assets of the Purchaser, (D) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) makes a general assignment for the benefit of creditors, (F) becomes unable, admits in writing its inability or fails generally to pay its debts as they become due or (G) takes any action for the purpose of effecting any of the foregoing; or

(c)           the Purchaser materially ceases to continue its operations as currently conducted or as may be proposed in the future.

provided, however, that the Purchaser shall have ninety (90) days to cure any of the above mentioned events or conditions before the Company shall receive the right to repurchase

5.4           Accounts Receivable and Cash on Hand of the Company. The Purchaser and the Seller hereby covenant and agree that any and all accounts receivable and cash on hand of the Company as of June 1, 2010 (totaling approximately $400,000) shall remain the sole and exclusive property of the Seller.

6.           Miscellaneous.

6.1           Successors and Assigns.  This Agreement, and the rights and obligations of the Purchaser, may be assigned by the Purchaser to (a) any person or entity to which any or all of the Units are transferred by the Purchaser, or (b) to any to any affiliate, partner, member, stockholder, subsidiary or successor of the Purchaser, and, in each case, such transferee shall be deemed a “Purchaser” for purposes of this Agreement; provided that each such assignment of rights shall be contingent upon such transfer complying with the Company’s Operating Agreement.  The Seller may not assign its rights under this Agreement.

6.2           Survival of Representations and Warranties.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

6.3           Fees and Expenses.  Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  However, the Seller shall pay from time to time as incurred the reasonable fees and expenses of legal counsel, independent public accountants and other outside experts reasonably retained by the Purchaser in connection with the amendment or enforcement of this Agreement.

6.4           Brokers.  The Seller and the Purchaser (a) represents and warrants to the other parties hereto that he, she or it has not retained a finder or broker in connection with the transactions contemplated by this Agreement, and (b) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders’ fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

6.5           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

6.6           Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Purchaser shall be entitled to specific performance of the agreements and obligations of the Seller hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

6.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the part causing this Agreement to be drafted.

6.8           Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (b) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Purchaser, at 7689 E. Paradise Lane, Suite 5, Scottsdale, AZ 85260, Attention: CEO, or at such other address as may have been furnished in writing by the Company to the other parties hereto, with a copy to Desmond & Scott, LLP, 75 Arlington Street, Suite 500, Boston, MA 02116, Attention: Christopher J. Desmond, Esq.  If by telephone, to the following number: (480) 998-2100. If by facsimile, to the following number: (480) 998-1200.  If by e-mail, to the following address: cgalvin@capitalgroupholdings.com; or

If to the Seller, at 2776 Viar Rd., Dyersburg, TN 38024-8466, or at such other address as may have been furnished in writing by the Company to the other parties hereto.  If by telephone, to the following number: (731) 627-2221. If by facsimile, to the following number: (731) 627-6152.  If by e-mail, to the following address: cnewbaker1@bellsouth.net.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 6.8.

6.9           Complete Agreement.  This Agreement (including its Exhibits) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter including, without limitation, that certain Letter Agreement, dated May 10, 2010, by and between the parties.

6.10           Amendments and Waivers.  This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company, the Purchaser and the Seller.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.11           Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

6.12           Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.  This Agreement may be executed by facsimile or electronic signatures.

6.13           Section Headings and References.  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.  Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

6.14           Arbitration.   In the event of any dispute between the parties which arises under this Agreement, such dispute shall be settled by arbitration before three arbitrators, in accordance with the rules for arbitration of the American Arbitration Association (or a similar organization) in effect at the time such arbitration is initiated. The Purchaser and the Seller shall each select one arbitrator, and the two arbitrators shall select a third arbitrator. The hearing shall be conducted in the City of Scottsdale, State of Arizona, unless both parties consent to a different location. The decision of the arbitrators shall be final and binding upon all parties. The prevailing party shall be awarded all of the filing fees and related administrative costs. Administrative and other costs of enforcing an arbitration award, including the costs of subpoenas, depositions, transcripts and the like, witness fees, payment of reasonable attorney's fees, and similar costs related to collecting the arbitration award, will be added to, and become a part of, the amount due pursuant to this Agreement. Any questions involving contract interpretation shall use the laws of Arizona. The arbitration decision may be entered in any jurisdiction in which the party has assets in order to collect any amounts due hereunder.

[Remainder of Page Intentionally Left Blank]

Executed as of the date first written above.

PURCHASER:

CAPITAL GROUP HOLDINGS, INC.

By:
Mr. Christopher E. Galvin
Chief Executive Officer and Chairman

Christy Newbaker

[Signature Page to Purchase Agreement]